# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: CODA OCTOPUS GROUP, INC., CIK 0001334325
CUSIP: 19188U206
Title of class of securities: COMMON STOCK, $0.001 PAR VALUE PER SHARE
Address of issuer's principal executive offices: 3300 S. Hiawassee Rd., Suite 104-105,, Orlando,, Florida (FL), 32835
Date of event which requires filing of this statement: 10/07/2025
Filed pursuant to Rule 13d-1(c)
Filed by CIK 0001266155

## Reporting persons
- Jonathan Honig: type of reporting person: individual (IN); citizenship or place of organization: United States (X1); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Jonathan Honig as UTMA Custodian for Jett Honig: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Titan Multi-Strategy Fund I, Ltd.: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Elizabeth Honig as UTMA Custodian for Jett Honig: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Elizabeth Honig as UTMA Custodian for Morgan Honig: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.
- Elizabeth Honig as UTMA Custodiam for Skylar Honig: type of reporting person: individual (IN); citizenship or place of organization: Florida (FL); does not affirm membership in a group (box b); sole voting power 0; shared voting power 629,921; sole dispositive power 0; shared dispositive power 629,921; aggregate amount beneficially owned 629,921 (5.59986% of the class)
  Comment: Notes to 6, 8, 9 and 11: Based on 11,248,867 Common Shares outstanding as of September 15, 2025 as reported on Form 10-Q for the quarter ended July 31, 2025 and filed with the Securities and Exchange Commission on September 15, 2025. The number of Common Stock reported in Items 6, 8, 9 and 11 include: 386,900 shares of Common Stock held by Jonathan Honig individually; 2,000 shares of Common Stock held by Jonathan Honig as UTMA custodian for Jett Honig; 18,600 shares of Common Stock held by Titan Multi- Strategy Fund I, Ltd., of which Jonathan Honig is the beneficial owner; 197,808 shares of Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013; 8,547 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Jett Honig; 7,886 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Morgan Honig; and 8,180 shares of Common Stock held by Elizabeth Honig as UTMA custodian for Skylar Honig. Jonathan Honig is the President of Titan Multi-Strategy Fund, Inc., the general partner of Titan Multi-Strategy Fund I, Ltd. Jonathan Honig is also the husband of Elizabeth Honig, who is the sole trustee and beneficial owner of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013. Jonathan Honig and Elizabeth Honig are the parents of Jett Honig, Morgan Honig and Skylar Honig. Jonathan Honig and Elizabeth Honig share voting and dispositive power of the Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013, but Jonathan Honig disclaims beneficial ownership of the Common Stock held by Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013.

## Item 1. Issuer
Name of issuer: CODA OCTOPUS GROUP, INC.
Address of issuer's principal executive offices: 3300 S. Hiawassee Rd., Suite 104-105, Orlando, FL 32835

## Item 2. Person Filing
Name of person filing:
Jonathan Honig
Jonathan Honig as UTMA Custodian for Jett Honig
Titan Multi-Strategy Fund I, Ltd.
Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013
Elizabeth Honig as UTMA Custodian for Jett Honig
Elizabeth Honig as UTMA Custodian for Morgan Honig
Elizabeth Honig as UTMA Custodian for Skylar Honig
Address of principal business office or, if none, residence: 5825 Windsor Court, Boca Raton, FL 33496
Citizenship:
Jonathan Honig - United States of America
Jonathan Honig as UTMA Custodian for Jett Honig - United States of America
Titan Multi-Strategy Fund I, Ltd. - Florida
Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013 - Florida
Elizabeth Honig as UTMA Custodian for Jett Honig - United States of America
Elizabeth Honig as UTMA Custodian for Morgan Honig - United States of America
Elizabeth Honig as UTMA Custodian for Skylar Honig - United States of America

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned: 629,921.00
Percent of class: 5.59986%
Sole power to vote or to direct the vote: 0.00
Shared power to vote or to direct the vote: 629,921.00
Sole power to dispose or to direct the disposition: 0.00
Shared power to dispose or to direct the disposition: 629,921.00

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Not applicable.

## Item 8. Identification and Classification of Members of the Group
Identification and classification of members of the group:
Jonathan Honig - United States of America
Jonathan Honig as UTMA Custodian for Jett Honig - United States of America
Titan Multi-Strategy Fund I, Ltd. - Florida
Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013 - Florida
Elizabeth Honig as UTMA Custodian for Jett Honig - United States of America
Elizabeth Honig as UTMA Custodian for Morgan Honig - United States of America
Elizabeth Honig as UTMA Custodian for Skylar Honig - United States of America

## Item 9. Notice of Dissolution of Group
Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- Jonathan Honig: /s/ Jonathan Honig, Jonathan Honig, Individually (10/13/2025)
- Jonathan Honig as UTMA Custodian for Jett Honig: /s/ Jonathan Honig, Jonathan Honig as Custodian for Jett Honig (10/13/2025)
- Titan Multi-Strategy Fund I, Ltd.: /s/ Jonathan Honig, Jonathan Honig, President of Titan Multi-Strategy Fund, Inc., General Partner (10/13/2025)
- Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013: /s/ Elizabeth Honig, Elizabeth Honig, Trustee of Elizabeth Honig TR FBO Elizabeth Honig Lifetime Trust UA July 9, 2013 (10/13/2025)
- Elizabeth Honig as UTMA Custodian for Jett Honig: /s/ Elizabeth Honig, Elizabeth Honig as Custodian for Jett Honig (10/13/2025)
- Elizabeth Honig as UTMA Custodian for Morgan Honig: /s/ Elizabeth Honig, Elizabeth Honig as Custodian for Morgan Honig (10/13/2025)
- Elizabeth Honig as UTMA Custodiam for Skylar Honig: /s/ Elizabeth Honig, Elizabeth Honig as Custodian for Skylar Honig (10/13/2025)